EXHIBIT 99.1

Evolving Systems Reports Third Quarter 2015 Financial Results

•                  Acquisition of Sixth Sense Media expands product portfolio and accelerates move into mobile marketing, positioning Company for profitable growth

•                  Sequential quarter license and services bookings up 34%; sequential quarter license and services backlog up 11%

•                  30th consecutive profitable quarter; profit metrics remain steady with 75% gross margins, 17% operating margins, 20% adjusted-EBITDA margins

•                  Two new Dynamic SIM Allocation™ (DSA) wins subsequent to third quarter raise 2015 DSA win total to four vs. one in 2014

•                  Fourth quarter dividend of $0.11 per share, payable December 4, 2015, to stockholders of record on November 27, 2015

ENGLEWOOD, Colorado, November 10, 2015 — Evolving Systems, Inc. (Nasdaq: EVOL), a leader in activation, enablement and real-time marketing of services for connected mobile devices worldwide, today reported financial results for its third quarter and nine-month period ended September 30, 2015.

Late in the third quarter Evolving Systems acquired RateIntegration, Inc., d/b/a Sixth Sense Media (SSM), a transformative event for the Company. The acquisition of SSM accelerates the Company’s entry into the lucrative area of mobile marketing, adding technology and talent and expanding the Company’s global customer base.  The transaction is expected to be accretive and contribute an additional 20% to current revenue run rates.

Mobile marketing and advertising software enables carriers to conduct sophisticated, revenue-generating campaigns from the moment a subscriber’s device is activated and continuing through the entire lifecycle with the carrier.  The combination of SSM’s Real-time Lifecycle Marketing™, or RLM, solution with Evolving Systems’ Dynamic SIM Allocation™ (DSA) and Mobile Data Enablement™ (MDE) solutions forms one of the most advanced and robust mobile marketing platforms available today. Evolving Systems will be reporting these products under a new bookings and revenue category referred to as Mobile Marketing Solutions (MMS). MMS products can be purchased individually or as a complete integrated product solution.

“We are pleased to see renewed momentum in our license and service bookings.  Based upon our current sales pipeline, as well as the contributions we will post from SSM, we are confident we will sustain this momentum in the fourth quarter,” said Thad Dupper Chairman and CEO. “The current fourth quarter will be the first quarter in which we recognize revenue and profitability from the acquisition. In addition, we are seeing a resurgence in DSA orders thus far in the fourth quarter.  We’ve recorded two new DSA wins in the past two weeks, which brings to four the number of new DSA orders year to date, as compared with one for all of 2014.  DSA remains a compelling value proposition and we are confident we’ll continue to extend our leadership position in the SIM activation market.”

Thomas Thekkethala, President, added, “We are excited by the integration of SSM into Evolving and the cross-selling opportunities with our respective product lines and worldwide customer bases.  We are also developing mobile advertising and advanced campaign management capabilities for the mobile gaming and entertainment sector, which we believe will be significant new revenue drivers for our customers.”

The Company’s Board of Directors has declared a fourth quarter dividend of $0.11 per share, which raises to $5.41 per share the total amount of capital returned to Evolving Systems stockholders since May 2010.

Financial Results Recap

The Company reported net income of $0.6 million, or $0.05 per share, on revenue of $5.8 million in the third quarter versus net income of $1.7 million, or $0.14 per share, on revenue of $7.6 million in the same quarter last year.  Adjusted EBITDA was $1.1 million compared to $2.5 million year over year.  Nine-month net income was $2.2 million, or $0.19 per share, on revenue of $18.5 million compared to net income of $4.0 million, or $0.34 per share, on revenue of $22.1 million a year ago.  Adjusted EBITDA was $3.9 million versus $6.8 million year over year.

Cash and cash equivalents at September 30, 2015, were $9.4 million versus $9.8 million at 2014 year-end.  The Company declared a fourth quarter dividend of $0.11 per share, payable on December 4, 2015, to stockholders of record on November 27, 2015.

Bookings and Backlog Highlights

License and services bookings in the third quarter increased 34% sequentially to $3.8 million from $2.8 million the second quarter.  MMS license and services bookings increased to $2.2 million from $1.1 million in the second quarter. Customer support bookings in the third quarter increased to $2.0 million from $1.5 million year over year.  Bookings are defined as sales orders expected to be recognized as revenue during the following 12 months.

License and services backlog was $5.2 million, up 11% sequentially from $4.7 million in the second quarter. License and services backlog included $3.9 million in MMS, up 20% year over year and up 28% sequentially, and $1.3 million in TSA.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers.  The conference ID is 61307822.  A telephone replay will be available through November 24, 2015, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406. Conference ID 61307822.  To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com. A replay of the Webcast will be accessible at that website through November 24, 2015. The webcast is also available by clicking the following link: http://edge.media-server.com/m/p/vvimzpr3

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions).  Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to 75 network operators in over 50 countries worldwide. The Company’s portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation and connected devices; mobile data enablement solutions to successfully monetize mobile data traffic; number management products to reliably and efficiently manage number resources; and real-time analytical and marketing solutions offering highly personalized interactive campaigns. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, India, Malaysia and Romania. For more information please visit www.evolving.com or follow us on Twitter: http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the impact of the SSM acquisition, the market for the Company’s products, prospects for new customer wins, positive outlook, EBITDA, cash flow and growth, and the Company’s continued ability to pay dividends, achieve profitable growth, or post quarterly or year to date results that are similar to those described in this press release are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 17, 2015; Forms 10-Q, 10-Q/A, and 8-K; press releases and the Company’s website.

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com

Press Relations

Sarah Hurp

Evolving Systems

+44 (0) 1225 478060

sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
(Unaudited)	2015	2014	2015	2014

Revenue:
License fees and services	$3,228	$5,141	$11,177	$14,690
Customer support	2,545	2,419	7,327	7,391
Total revenue	5,773	7,560	18,504	22,081
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,043	1,446	3,458	4,437
Costs of customer support excluding depreciation and amortization	396	509	1,116	1,417
Sales and marketing	1,336	1,363	4,435	4,344
General and administrative	1,010	877	2,943	2,654
Product development	913	948	2,887	2,786
Depreciation	97	74	277	172
Amortization	24	24	71	71
Restructuring	—	—	—	237
Total costs of revenue and operating expenses	4,819	5,241	15,187	16,118
Income from operations	954	2,319	3,317	5,963
Other income (expense):
Interest income	5	6	14	13
Interest expense	(3)	(4)	(9)	(13)
Other loss	—	—	—	(27)
Foreign currency exchange gain (loss)	(244)	185	(218)	13
Other income (expense), net	(242)	187	(213)	(14)
Income from operations before income taxes	712	2,506	3,104	5,949
Income tax expense	142	827	894	1,943
Net income	$570	$1,679	$2,210	$4,006
Basic income per common share	$0.05	$0.14	$0.19	$0.34
Diluted income per common share	$0.05	$0.14	$0.19	$0.34
Weighted average basic shares outstanding	11,687	11,647	11,677	11,635
Weighted average diluted shares outstanding	11,927	11,934	11,938	11,919

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$9,410	$9,781
Contract receivables, net	9,935	9,182
Unbilled work-in-progress, net	3,370	4,995
Deferred income taxes	—	80
Prepaid and other current assets	1,533	1,331
Total current assets	24,248	25,369
Property and equipment, net	595	659
Amortizable intangible assets, net	5,179	608
Goodwill	23,553	17,010
Long-term deferred income taxes	—	586
Total assets	$53,575	$44,232
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$5	$5
Accounts payable and accrued liabilities	5,704	4,460
Income taxes payable	466	1,227
Unearned revenue	4,343	3,883
Total current liabilities	10,518	9,575
Long-term liabilities:
Capital lease obligations, net	3	7
Revolving line of credit, net of current portion	10,000	—
Deferred income taxes	1,065	—
Contingent earn-out obligation	178	178
Long-term unearned revenue	—	420
Total liabilities	21,764	10,180
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	96,307	96,005
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(5,443)	(4,534)
Accumulated deficit	(57,812)	(56,178)
Total stockholders’ equity	31,811	34,052
Total liabilities and stockholders’ equity	$53,575	$44,232

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Non-GAAP net income and income per share:
GAAP net income	$570	$1,679	$2,210	$4,006
Amortization of intangible assets	24	24	71	71
Stock-based compensation expense	69	108	229	309
Restructuring	—	—	—	237
Income tax adjustment for non-GAAP*	(30)	(46)	(99)	(214)
Non-GAAP net income	$633	$1,765	$2,411	$4,409

Diluted net income per share
GAAP	$0.05	$0.14	$0.19	$0.34
Non-GAAP	$0.05	$0.15	$0.20	$0.37
Shares used to compute diluted EPS	11,927	11,934	11,938	11,919

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Adjusted EBITDA:

Net income	$570	$1,679	$2,210	$4,006
Depreciation	97	74	277	172
Amortization of intangible assets	24	24	71	71
Stock-based compensation expense	69	108	229	309
Restructuring	—	—	—	237
Interest expense and other (benefit), net	242	(187)	213	14
Income tax expense	142	827	894	1,943
Adjusted EBITDA	$1,144	$2,525	$3,894	$6,752

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

Supplementary Data

(In thousands)  (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue
License fees and services
MMS	$1,313	$3,001	$5,250	$8,574
TSA	1,915	2,140	5,927	6,116
Total license fees and services	3,228	5,141	11,177	14,690
Customer support
MMS	912	750	2,487	2,256
TSA	1,633	1,669	4,840	5,135
Total customer support	2,545	2,419	7,327	7,391
Total revenue	$5,773	$7,560	$18,504	$22,081

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Bookings
License fees and services
MMS	$2,236	$2,486	$5,087	$7,840
TSA	1,565	1,966	5,806	5,364
Total license fees and services	3,801	4,452	10,893	13,204
Customer support
MMS	1,330	910	3,241	2,999
TSA	671	594	4,076	4,432
Total customer support	2,001	1,504	7,317	7,431
Total bookings	$5,802	$5,956	$18,210	$20,635

	Three months ended
	September 30,
	2015	2014
Backlog**
License fees and services
MMS	$3,930	$3,280
TSA	1,319	2,237
Total license fees and services	5,249	5,517
Customer support
MMS	2,455	2,367
TSA	2,588	2,751
Total customer support	5,043	5,118
Total backlog	$10,292	$10,635

**The change in backlog during the periods presented may not equal the difference between revenue recognized and bookings due to changes in foreign exchange rates.